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                                  Exhibit 25.1

KPMG LLP
Chartered Accountants

                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

The Board of Directors
Braintech, Inc.

We consent to the use of our report dated April 15, 1999, except as to note 12 which is as of June 30, 1999, with respect to the consolidated balance sheets of Braintech, Inc. as of December 31, 1998 and 1997 and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the years in the three year period ended December 31, 1998 and for the period from inception on January 3, 1994 to December 31, 1998 incorporated by reference in the registration statement on Form S-8 of Braintech, Inc. Our report includes additional comments for U.S. readers on Canada-U.S. reporting differences with respect to conditions that cause substantial doubt as to Braintech, Inc.'s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


KPMG LLP

Chartered Accountants

Vancouver, Canada
December 3, 1999